Registration No. 333-176731

UNITEDSTATES
SECURITIESANDEXCHANGECOMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1 ON

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CounterPath Corporation
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

20-0004161
(I.R.S. Employer Identification Number)

Suite 300, One Bentall Centre
505 Burrard Street
Vancouver, British Columbia V7X 1M3, Canada
Telephone: (604) 320-3344
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

     Incorp Services, Inc.
2360 Corporate Circle, Suite 400
Henderson, NV 89074-7722
Telephone: (702) 866-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of Communications To:
Clark Wilson LLP
Suite 900 - 885 West Georgia Street
Vancouver, British Columbia V6C 3H1, Canada
Telephone: (604) 687-5700
Attention: Mr. Virgil Z. Hlus

From time to time after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:[x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[ ]

- ii -

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:[ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:[ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]		Accelerated filer [ ]
Non-accelerated filer [ ]	(Do not check if a smaller reporting company)	Smaller reporting company [x]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

We are filing this post-effective amendment to update the financial and other information contained in our registration statement on Form S-1 (Registration No. 333-176731), which was declared effective by the Securities and Exchange Commission on October 26, 2011. Because we are eligible to use Form S-3, we are filing this post-effective amendment to Form S-1 on Form S-3 pursuant to Rule 401(e) under the Securities Act of 1933.

All applicable registration fees were paid at the time of the original filing of the registration statement on Form S-1.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion, Dated _________________, 2013

4,938,906 Shares

COUNTERPATH CORPORATION

Common Stock

_________________________________

The selling stockholders named in this prospectus may sell from time to time up to 4,938,906 shares of our common stock.

The selling stockholders may sell their respective shares of common stock on the NASDAQ Capital Market or the Toronto Stock Exchange, in negotiated transactions, or both. These sales may occur at fixed prices that are subject to change, at prices that are determined by prevailing market prices, or at negotiated prices. The selling stockholders may sell shares of common stock to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares of common stock, or both.

We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. We may, however, receive proceeds from the exercise of the warrants by the selling stockholders.

We will pay for the expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of their respective legal counsel applicable to the sale of their shares of common stock.

Our common stock is listed for trading on the NASDAQ Capital Market under the symbol “CPAH” and on the Toronto Stock Exchange under the symbol “CCV”. On February 27, 2013, the last reported sales prices of our common stock on the NASDAQ Capital Market and the Toronto Stock Exchange were $2.00 per share and CDN$1.95 per share, respectively.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2013.

As used in this prospectus, the terms “we”, “us”, “our”, and “CounterPath” refer to CounterPath Corporation, unless otherwise indicated.

PROSPECTUS SUMMARY

Company Overview

Our business focuses on the design, development, marketing and sales of personal computer and mobile application software, gateway server software and related professional services, such as pre and post sales, technical support and customization services. Our software products are sold into the telecommunications sector, specifically the voice over Internet protocol (VoIP), unified communications and fixed-mobile convergence markets. VoIP, unified communications and fixed-mobile convergence are general terms for technologies that use Internet or mobile protocols for the transmission of packets of data which may include voice, video, text, fax, and other forms of information that have traditionally been carried over the dedicated circuit-switched connections of the public switched telephone network.

Our strategy is to sell our software to our customers to allow such customers to deliver session initiation protocol and voice over Internet protocol (VoIP) services. Customers that we are targeting include: (1) telecommunications service providers and Internet telephony service providers, (2) original equipment manufacturers serving the telecommunication market; (3) small, medium and large sized businesses; and (4) end users. Our software enables voice communication from the end user through the network to another end user and enables the service provider to deliver other streaming content to end users such as video. Our acquisitions of FirstHand Technologies Inc. and BridgePort Networks, Inc. in February 2008 expanded the product portfolio of our company to include fixed-mobile-convergence applications for the enterprise and telecom service provider markets.

We were incorporated under the laws of the State of Nevada on April 18, 2003. Following incorporation, we commenced the business of operating an entertainment advertising website. On April 30, 2004, we changed our business following the merger of our company with Xten Networks, Inc., a private Nevada company. On August 26, 2005, we entered into an agreement and plan of merger with Ineen, Inc., our wholly-owned subsidiary, whereby Ineen merged with and into our company, with our company carrying on as the surviving corporation under the name CounterPath Solutions, Inc. On October 17, 2007, we changed our name from CounterPath Solutions, Inc. to CounterPath Corporation. On March 19, 2008, our board of directors approved a five for one common stock consolidation. As a result, our authorized capital decreased from 415,384,500 shares of common stock to 83,076,900 shares of common stock. On November 1, 2010, our wholly-owned subsidiary, FirstHand Technologies Inc. was amalgamated with CounterPath Technologies Inc., carrying on as CounterPath Technologies Inc.

Our resident agent for service is Incorp Services, Inc. The address of our resident agent is 2360 Corporate Circle, Suite 400, Henderson, Nevada 89074-7722, telephone: (702) 866-2500. Our principle executive offices are located Suite 300, One Bentall Centre, 505 Burrard Street, Vancouver, British Columbia V7X 1M3, Canada. Our telephone number is (604) 320-3344.

Number of Shares Being Offered

This prospectus relates to the resale by the selling stockholders named in this prospectus of up to 4,938,906 shares of our common stock which were issued or may be issued upon the exercise of outstanding warrants. The shares and warrants were acquired by the selling stockholders from our company in private placements that were completed on June 14, 2011.

The selling stockholders may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. All of the shares, when sold, will be sold by the selling stockholders.

Use of Proceeds

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. We may, however, receive proceeds from the exercise of the warrants by the selling stockholders. If we receive proceeds from the exercise of the warrants, we intend to use such proceeds to expand sales and marketing efforts, working capital, and general corporate purposes.

We will pay the expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of their respective legal counsel applicable to the sale of their shares.

Number of Shares Outstanding

There were 41,929,898 shares of our common stock issued and outstanding as at February 16, 2013.

Please read this prospectus carefully. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus or any document incorporated by reference is accurate as of any date other than their respective dates.

RISK FACTORS

An investment in our common stock involves a high degree of risk. The risks described below include material risks to our company or to investors purchasing shares of our common stock that are known to our company. If any of the following risks actually occur, our business, financial condition and results of operations could be materially harmed. As a result, the trading price of our common stock could decline and you might lose all or part of your investment. When determining whether to buy our common stock, you should also refer to the other information contained in or incorporated by reference in this prospectus.

Risks Associated with Our Business and Industry

The current economic environment has adversely affected business spending patterns, which may have an adverse effect on our business.

The disruptions in the financial markets and challenging economic conditions have adversely affected the United States, Europe and the world economy, and in particular, reduced consumer spending and reduced spending by businesses. Turmoil in global credit markets and recent turmoil in the geopolitical environment in many parts of the world and other disruptions, such as the European debt crisis, are and may continue to put pressure on global economic conditions. Our operating results in one or more segments may also be affected by uncertain or changing economic conditions particularly germane to that segment or to particular customer markets within that segment. If our customers delay or cancel spending on their IT infrastructure, that decision could result in reductions in sales of our products, longer sales cycles and increased price competition. There can be no assurances that government responses to the disruptions in the financial markets will restore spending to previous levels. If global economic and market conditions, or economic conditions in the United States or other key markets, remain uncertain or persist, spread, or deteriorate further, we may experience material impacts on our business, operating results, and financial condition.

Our revenue, operating results and gross margin can fluctuate significantly and unpredictably from quarter to quarter and from year to year, and we expect that they will continue to do so, which could have a material adverse effect on our operating results.

The rate at which our customers order our products, and the size of these orders, are highly variable and difficult to predict. In the past, we have experienced significant variability in our customer purchasing practices on a quarterly and annual basis, and we expect that this variability will continue, as a result of a number of factors, many of which are beyond our control, including:

  demand for our products and the timing and size of customer orders;

  length of sales cycles which may be extended by selling our products through channel partners;

  length of time of deployment of our products by our customers;

  customers’ budgetary constraints;

  competitive pressures; and

  general economic conditions.

As a result of this volatility in our customers’ purchasing practices, our revenue has historically fluctuated unpredictably on a quarterly and annual basis and we expect this to continue for the foreseeable future. Our budgeted expense levels depend in part on our expectations of future revenue. Because any substantial adjustment to expenses to account for lower levels of revenue is difficult and takes time, if our revenue declines, our operating expenses and general overhead would likely be high relative to revenue, which could have a material adverse effect on our operating margin and operating results.

If we are not able to control our operating expenses, then our financial condition may be adversely affected.

Operating expenses increased to $4,102,909 for the three months ended October 31, 2012 from $3,703,483 for the three months ended October 31, 2011 while our revenue increased to $3,562,787 for the three months ended October 31, 2012 from $3,473,853 for the three months ended October 31, 2011. Our ability to reach and maintain profitability is conditional upon our ability to control our operating expenses. While we have been successful in containing our operating expenses, there is a risk that we will have to increase our operating expenses in the future. Factors that could cause our operating expenses to increase include our determination to spend more on sales and marketing in order to increase product sales or our determination that more research and development expenditures are required in order to keep our current software products competitive or in order to develop new products for the market. To the extent that our operating expenses increase without a corresponding increase in revenue, our financial condition would be adversely impacted.

We face larger and better-financed competitors, which may affect our ability to operate our business and achieve or maintain profitability.

Management is aware of similar products which compete directly with our products and some of the companies developing these similar products are larger and better-financed than us and may develop products superior to those of our company. In addition to price competition, increased competition may result in other aggressive business tactics from our competitors, such as:

  emphasizing their own size and perceived stability against our smaller size and narrower recognition;

  providing customers “one-stop shopping” options for the purchase of network equipment and application software;

  offering customers financing assistance;

  making early announcements of competing products and employing extensive marketing efforts; and

  asserting infringement of their intellectual property rights.

Such competition may potentially affect our profitability.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital, or a delisting from a stock exchange on which our common stock trades. Because our operations have been partially financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products and continue our current operations. If our stock price declines, there can be no assurance that we can raise additional capital or generate funds from operations sufficient to meet our obligations.

The majority of our directors and officers are located outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or some of our directors or officers.

The majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, investors may be effectively prevented from pursuing remedies under United States federal securities laws against some of our directors or officers.

We may in the future be subject to damaging and disruptive intellectual property litigation that could materially and adversely affect our business, results of operations and financial condition, as well as the continued viability of our company.

We may be unaware of filed patent applications and issued patents that could relate to our products and services. Intellectual property litigation, if determined against us, could:

  result in the loss of a substantial number of existing customers or prohibit the acquisition of new customers;

  cause us to lose access to key distribution channels;

  result in substantial employee layoffs or risk the permanent loss of highly-valued employees;

  materially and adversely affect our brand in the market place and cause a substantial loss of goodwill;

  cause our stock price to decline significantly; and

  lead to the bankruptcy or liquidation of our company.

Parties making claims of infringement may be able to obtain injunctive or other equitable relief that could effectively block our ability to provide our products or services and could cause us to pay substantial royalties, licensing fees or damages. The defense of any lawsuit could result in time-consuming and expensive litigation, regardless of the merits of such claims.

We could lose our competitive advantages if we are not able to protect any proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.

Our success and ability to compete depends to a significant degree on our proprietary technology incorporated in our software. If any of our competitors’ copies or otherwise gains access to our proprietary technology or develops similar technologies independently, we would not be able to compete as effectively. We also consider our family of registered and unregistered trademarks including CounterPath, Bria, eyebeam, X-Lite, and Softphone.com invaluable to our ability to continue to develop and maintain the goodwill and recognition associated with our brand.

The measures we take to protect the proprietary technology software, and other intellectual property rights, which presently are based upon a combination of patents, patents pending, copyright, trade secret and trademark laws, may not be adequate to prevent their unauthorized use. Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights.

We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding any rights we have secured in our intellectual property, other persons may bring claims against us that we have infringed on their intellectual property rights, including claims based upon the content we license from third parties or claims that our intellectual property right interests are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our service marks or require us to make changes to our website or other of our technologies.

Our products may become obsolete and unmarketable if we are unable to respond adequately to rapidly changing technology and customer demands.

Our industry is characterized by rapid changes in technology and customer demands. As a result, our products may quickly become obsolete and unmarketable. Our future success will depend on our ability to adapt to technological advances, anticipate customer demands, develop new products and enhance our current products on a timely and cost-effective basis. Further, our products must remain competitive with those of other companies with substantially greater resources. We may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products or enhanced versions of existing products. Also, we may not be able to adapt new or enhanced services to emerging industry standards, and our new products may not be favorably received.

Unless we can establish broad market acceptance of our current products, our potential revenues may be significantly reduced.

We expect that a substantial portion of our future revenue will be derived from the sale of our software products. We expect that these product offerings and their extensions and derivatives will account for a majority of our revenue for the foreseeable future. Broad market acceptance of our software products is, therefore, critical to our future success and our ability to continue to generate revenues. Failure to achieve broad market acceptance of our software products as a result of competition, technological change, or otherwise, would significantly harm our business. Our future financial performance will depend primarily on the continued market acceptance of our current software product offerings and on the development, introduction and market acceptance of any future enhancements. There can be no assurance that we will be successful in marketing our current product offerings or any new product offerings, applications or enhancements, and any failure to do so would significantly harm our business.

Our use of open source software could impose limitations on our ability to commercialize our products.

We incorporate open source software into our products. Although we closely monitor our use of open source software, the terms of many open source software licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to sell our products. In such event, we could be required to make our proprietary software generally available to third parties, including competitors, at no cost, to seek licenses from third parties to continue offering our products, to re-engineer our products or to discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely basis or at all, any of which could adversely affect our revenues and operating expenses.

We may not be able to obtain necessary licenses of third-party technology on acceptable terms, or at all, which could delay product sales and development and adversely impact product quality.

We have incorporated third-party licensed technology into our current products. We anticipate that we are also likely to need to license additional technology from third parties to develop new products or product enhancements in the future. Third-party licenses may not be available or continue to be available to us on commercially reasonable terms. The inability to retain any third party licenses required in our current products or to obtain any new third-party licenses to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, and delay or prevent us from making these products or enhancements, any of which could seriously harm the competitive position of our products.

Our products must interoperate with many different networks, software applications and hardware products, and this interoperability will depend on the continued prevalence of open standards.

Our products are designed to interoperate with our customers’ existing and planned networks, which have varied and complex specifications, utilize multiple protocol standards, software applications and products from numerous vendors and contain multiple products that have been added over time. As a result, we must attempt to ensure that our products interoperate effectively with these existing and planned networks. To meet these requirements, we have and must continue to undertake development and testing efforts that require significant capital and employee resources. We may not accomplish these development efforts quickly or cost-effectively, or at all. If our products do not interoperate effectively, installations could be delayed or orders for our products could be cancelled, which would harm our revenue, gross margins and our reputation, potentially resulting in the loss of existing and potential customers. The failure of our products to interoperate effectively with our customers’ networks may result in significant warranty, support and repair costs, divert the attention of our engineering personnel from our software development efforts and cause significant customer relations problems.

Additionally, the interoperability of our products with multiple different networks is significantly dependent on the continued prevalence of standards for IP multimedia services, such as SIP or Session Initiation Protocol. Some of our existing and potential competitors are network equipment providers who could potentially benefit from the deployment of their own proprietary non-standards-based architectures. If resistance to open standards by network equipment providers becomes prevalent, it could make it more difficult for our products to interoperate with our customers’ networks, which would have a material adverse effect on our ability to sell our products to service providers.

We are subject to the credit risk of our customers, which could have a material adverse effect on our financial condition, results of operations and liquidity.

We are subject to the credit risk of our customers. Businesses that are good credit risks at the time of sale may become bad credit risks over time. In times of economic recession, the number of our customers who default on payments owed to us tends to increase. If we fail to adequately assess and monitor our credit risks, we could experience longer payment cycles, increased collection costs and higher bad debt expense. Additionally, to the degree that the ongoing turmoil in the credit markets makes it more difficult for some customers to obtain financing, those customers’ ability to pay could be adversely impacted, which in turn could have a material adverse impact on our financial condition, results of operations and liquidity.

We are exposed to fluctuations in interest rates and exchange rates associated with foreign currencies.

A majority of our revenue activities are transacted in U.S. dollars. However, we are exposed to foreign currency exchange rate risk inherent in conducting business globally in numerous currencies, of which the most significant to our operations for the six months ended October 31, 2012 is the Canadian dollar. We are primarily exposed to a strengthening Canadian dollar as our operating expenses are primarily denominated in Canadian dollars while our revenues are primarily denominated in U.S. dollars. We address certain financial exposures through a controlled program of risk management that includes the use of derivative financial instruments. Our company’s foreign currency risk management program includes foreign currency derivatives with cash flow hedge accounting designation that utilizes foreign currency forward contracts to hedge exposures to the variability in the U.S. dollar equivalent of anticipated non-U.S. dollar-denominated cash flows. These instruments generally have a maturity of less than one year. For these derivatives, our company reports the after-tax gain or loss from the effective portion of the hedge as a component of accumulated other comprehensive income (loss) in stockholders’ equity and reclassifies it into earnings in the same period in which the hedged transaction affects earnings, and within the same line item on the consolidated statements of operations as the impact of the hedged transaction. There can be no assurance that our hedging program will not result in a negative impact on our earnings and earnings per share. We did not enter any foreign currency derivatives designated as cash flow hedges in the quarter ended October 31, 2012.

We also routinely enter into foreign currency forward contracts, not designated as hedging instruments, to protect us from fluctuations in exchange rates. As of October 31, 2012 we had $2,000,000 of notional value foreign currency forward contracts maturing through February 25, 2013. Notional amounts do not quantify risk or represent assets or liabilities of our company, but are used in the calculation of cash settlements under the contracts. The fair value marked to market gain (loss) of forward contracts as of October 31, 2012 is $65,461.

Risks Associated with Our Common Stock

Our directors control a substantial number of shares of our common stock, decreasing your influence on stockholder decisions.

Based on the 41,929,898 shares of common stock that were issued and outstanding as of January 31, 2013, our directors owned approximately 26.3% of our outstanding common stock. As a result, our directors as a group could have a significant influence in delaying, deferring or preventing any potential change in control of our company; they will be able to strongly influence the actions of our board of directors even if they were to cease being directors of our company and can effectively control the outcome of actions brought to our stockholders for approval. Such a high level of ownership may adversely affect the exercise of your voting and other stockholder rights.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms. We cannot assure you of a positive return on investment or that you will not lose the entire amount of your investment in our common stock.

The exercise of all or any number of outstanding warrants or stock options or the issuance of other stock-based awards or any issuance of shares to raise funds may dilute your holding of shares of our common stock.

If the holders of outstanding warrants, stock options and deferred share units exercise or convert all of their vested warrants, stock options and deferred share units as at January 31, 2013, then we would be required to issue an additional 6,494,794 shares of our common stock, which would represent approximately 13.5% of our issued and outstanding common stock after such issuances. The exercise of any or all outstanding warrants or stock options that are exercisable below market price will result in dilution to the interests of other holders of our common stock.

We may in the future grant to certain or all of our directors, officers, insiders, and key employees stock options to purchase the shares of our common stock, bonus shares and other stock based compensation as non-cash incentives to such persons. Subject to applicable stock exchange rules, if any, we may grant these stock options and other stock based compensation at exercise prices equal to or less than market prices, and we may grant them when the market for our securities is depressed. The issuance of any additional shares of common stock or securities convertible into common stock will cause our existing shareholders to experience dilution of their holding of our common stock.

In addition, shareholders could suffer dilution in their net book value per share depending on the price at which such securities are sold. Such issuance may cause a reduction in the proportionate ownership and voting power of all other shareholders. The dilution may result in a decline in the price of our shares of common stock or a change in the control of our company.

The Financial Industry Regulatory Authority, or FINRA, has adopted sales practice requirements, which may limit a stockholder’s ability to buy and/or sell shares of our common stock.

The FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for its shares.

Securities analysts may not publish favorable research or reports about our business or may publish no information which could cause our stock price or trading volume to decline.

The trading market for our common stock will be influenced by the research and reports that industry or financial analysts publish about us and our business. We do not control these analyst reports. As a relatively small public company, we may be slow to attract research coverage and the analysts who publish information about our common stock will have had relatively little experience with our company, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. If any of the analysts who cover us issue an adverse opinion regarding our stock price, our stock price may decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports covering us, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

FORWARD LOOKING STATEMENTS

This prospectus and the information and documents incorporated by reference into this prospectus contain or will contain forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. Forward-looking statements are based on material factors and assumptions made by our company in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate in the circumstances, including but not limited to, general economic conditions, product pricing levels and competitive intensity, supply constraints, the timing and success of new product introductions, our expectations regarding our business, strategy, opportunities and prospects, including our ability to implement meaningful changes to address business challenges, and our expectations regarding the cash flow from operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” beginning on page 4 of this prospectus, that may cause our company’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We caution you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Except as required by applicable law, including the securities laws of the United States and Canada, we disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

THE OFFERING

This prospectus relates to the resale by the selling stockholders named in this prospectus of up to 4,938,906 shares of our common stock which were issued or may be issued upon the exercise of outstanding warrants. The shares and warrants were acquired by the selling stockholders from our company in private placements that were completed on June 14, 2011.

On June 14, 2011, we completed a private placement of units in which we sold 3,145,800 units at a price of $1.79 (CDN$1.75) per unit for aggregate proceeds of $5,636,170 (CDN$5,505,150). Each unit consists of one share of common stock and one-half of one non-transferable common share purchase warrant, for a total of 3,145,800 shares of common stock and 1,572,900 whole common share purchase warrants. Each whole warrant entitles the holder to purchase one share of common stock at a price of CDN$2.25 per share until June 14, 2013. In addition, the placement agents for the private placement received an aggregate of 220,206 common share purchase warrants. Each agents’ warrant entitles the holder to purchase one share of common stock at a price of CDN$1.75 per share until December 14, 2012.

The shares of common stock and warrants were acquired by the selling stockholders in private placement transactions which were exempt from the registration requirements of Section 5 of the Securities Act of 1933 in reliance upon Regulation S, Rule 506 of Regulation D and/or Section 4(2) (now renumbered Section 4(a)(2)) of the Securities Act of 1933. The shares issuable from the exercise of the warrants and/or agents’ warrants, as applicable, will be issued pursuant to an exemption from the registration requirements of Section 5 of the Securities Act of 1933 in reliance upon Regulation S, Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act of 1933, as applicable.

The selling stockholders may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. All of the shares, when sold, will be sold by the selling stockholders.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We may, however, receive proceeds from the exercise of the warrants by the selling stockholders. If we receive proceeds from the exercise of the warrants, we intend to use such proceeds to expand sales and marketing efforts, working capital, and general corporate purposes.

We will pay the expenses of this offering, except that the selling shareholders will pay any broker discounts or commissions or equivalent expenses and expenses of their respective legal counsel applicable to the sale of their shares.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the shares of common stock issued to them or that may be issued upon the exercise of warrants and being offered pursuant to this prospectus. Because the selling stockholders may offer all or only some portion of the 4,938,906 shares of common stock being offered pursuant to this prospectus, no exact number can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering. The number of shares of common stock listed in the column entitled “Shares of Common Stock Beneficially Owned After Offering” represents an estimate of the number and percentage of shares of common stock that will be held by the selling stockholders after the offering. To arrive at this estimate, we have assumed that the selling stockholders will sell all of the shares of common stock being offered pursuant to this prospectus.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of February 27, 2013 and the number of shares of common stock covered by this prospectus. Except as otherwise described below, we believe that the selling stockholders have sole voting and investment powers over their shares.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. Except as indicated below, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder(1) Shares	Shares of Common Stock Beneficially Owned Prior to Offering(2)		Shares of Common Stock Owned by the Selling Stockholder	No. of Shares of Common Stock Issuable from the Exercise of Outstanding Warrants	Total Shares Offered in this Offering	Shares of Common Stock Beneficially Owned After Offering(3)
		%				Shares	%
Artha Investment Corporation(4)	0	0	43,000	21,500	64,500	0	0
Bank Sarasin & Co. Ltd.(5)	0	0	143,000	71,500	214,500	0	0
Blue Pine Capital Inc.(6)	0	0	150,000	0	150,000	0	0
Thomas Burke	0	0	7,000	3,500	10,500	0	0
CA Delaney Capital Management Ltd.(7)	0	0	85,800	42,900	128,700	0	0
Canaccord Genuity Corp.(8)	0	0	10,000	5,000	15,000	0	0
Farrell Marketing Inc.(9)	0	0	6,000	3,000	9,000	0	0
Fidelity Canadian Growth Company Fund, by its Trustee Fidelity Investments Canada ULC(10)	0	0	1,043,900	521,950	1,565,850	0	0
Fidelity Special Situations Fund, by its Trustee Fidelity Investments Canada ULC(10)	0	0	1,476,100	738,050	2,214,150	0	0
Shivinder Jolly	0	0	17,000	8,500	25,500	0	0
Eric Langford	0	0	34,000	17,000	51,000	0	0
Michael O’Brian Family Foundation(11)	0	0	100,000	50,000	150,000	0	0
James Osler	0	0	15,000	7,500	22,500	0	0
RGDRX Holdings Inc.(12)	0	0	35,000	17,500	52,500	0	0
John Roberts Sainsbury	0	0	14,000	7,000	21,000	0	0
Athanasios Vorias	0	0	6,000	3,000	9,000	0	0
L. Diane Woodruff	0	0	10,000	5,000	15,000	0	0
National Bank Financial Inc.(13)	0	0	110,103	0	110,103	0	0
Canaccord Genuity Corp.(14)	0	0	110,103	0	110,103	0	0

(1)

The respective selling stockholders acquired their respective shares of common stock by way of private placement on June 14, 2011 pursuant to Regulation S, Rule 506 of Regulation D and/or Section 4(2) (now renumbered Section 4(a)(2)) of the Securities Act of 1933.

(2)

This table is based in part upon information supplied by principal stockholders in Forms 3 and/or 4, and Schedules 13D and/or 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, we believe that each stockholder named in this table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned. The number and percentage of shares of common stock beneficially owned are based on an aggregate of 41,929,898 shares of our common stock outstanding as of February 16, 2013, and are determined under rules promulgated by the Securities and Exchange Commission. This information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any convertible security or other right. Shares of common stock subject to convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding for computing the percentage of the person holding such convertible securities but are not counted as outstanding for computing the percentage of any other person.

(3)	We have assumed that the selling stockholders will sell all of the shares being offered pursuant to this prospectus.

(4)	Mr. Sanjiv Samant has voting and dispositive control over the shares of our common stock held by Artha Investment Corporation.

(5)	Mr. Rupert Fryers has voting and dispositive control over the shares of our common stock held by Bank Sarasin & Co. Ltd.

(6)	Mr. Sean St. John has voting and dispositive control over the shares of our common stock held by Blue Pine Capital Inc.

(7)	Ms. Lynn Miller has voting and dispositive control over the shares of our common stock held by CA Delaney Capital Management Ltd.

(8)	Mr. Gordon Chan has voting and dispositive control over the shares of our common stock held by Canaccord Genuity Corp.

(9)	Mr. Gordon Farrell has voting and dispositive control over the shares of our common stock held by Farrell Marketing Inc.

(10)

Mr. Edward C. Johnson 3d has dispositive control over the shares of our common stock held by Fidelity Canadian Growth Company Fund, by its Trustee Fidelity Investments Canada ULC and Fidelity Special Situations Fund, by its Trustee Fidelity Investments Canada ULC.

(11)	Mr. Charles Michael O’Brian has voting and dispositive control over the shares of our common stock held by Michael O’Brian Family Foundation.

(12)	Mr. Roger Daher has voting and dispositive control over the shares of our common stock held by RGDRX Holdings Inc.

(13)	Mr. Chris Dale, Director, Equity Capital Markets National Bank Financial Inc. has voting and dispositive control over the shares of our common stock held by National Bank Financial Inc.

(14)	Mr. Sanjiv Samant has voting and dispositive control over the shares of our common stock held by Canaccord Genuity Corp.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. Each selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in these types of transactions.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision under the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon our company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing, where applicable, (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the proposed offering price to the public, (iv) the commissions payable and discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any compensation received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of shares of common stock will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this prospectus in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We advised each selling stockholder that it is the view of the Securities and Exchange Commission that selling stockholders may not use shares being offered pursuant to this prospectus to cover short sales of common stock made prior to the date on which the registration statement of which this prospectus forms a part shall have been declared effective by the Securities and Exchange Commission. If a selling stockholder uses this prospectus for any sale of shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares of common stock under this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is satisfied. We have agreed to use commercially reasonable efforts to register or qualify the shares under the securities laws of such jurisdictions within the United States as shall be reasonably requested from time to time by a selling stockholder.

All expenses for the prospectus and related registration statement including legal, accounting, printing and mailing fees are and will be borne by us. However, if any selling stockholder retains its own legal counsel in connection with this offering, the selling stockholder will be required to pay its own legal expenses. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of our shares of common stock will be borne by the selling shareholders, the purchasers participating in such transaction, or both. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

EXPERTS AND COUNSEL

Our consolidated financial statements as of April 30, 2012 and April 30, 2011 and for the years then ended have been incorporated by reference in this prospectus in reliance on the report of BDO Canada LLP, an independent registered public accounting firm, which has also been incorporated by reference in this prospectus, given on the authority of said firm as experts in auditing and accounting.

Clark Wilson LLP, of Suite 900 – 885 West Georgia Street, Vancouver, British Columbia, Canada has provided an opinion on the validity of the shares of our common stock being offered pursuant to this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by our company with the Securities and Exchange Commission are incorporated into this prospectus by reference:

1.

our annual report on Form 10-K filed on July 19, 2012 (including portions of our proxy statement for the annual meeting of stockholders to be held on September 27, 2012, filed on August 13, 2012, to the extent specifically incorporated by reference therein);

2.	our quarterly reports on Form 10-Q filed on September 13, 2012 and December 13, 2012;

3.	our current reports on Form 8-K filed on June 22, 2012, July 2, 2012, August 21, 2012 and October 2, 2012; and

4.

the description of our common stock contained in our Form 8-A filed on June 29, 2012, which refers to the description of our securities contained in our registration statement on Form S-1 filed on October 7, 2011, including any amendments or reports filed for the purpose of updating such description.

In addition to the foregoing, we incorporate by reference all documents that we file with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) after the date of the initial registration statement on Form S-3 and prior to the effectiveness of the registration statement on Form S-3 and (ii) after the date of this prospectus and until the offering of the securities covered by this prospectus is completed; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the Securities and Exchange Commission.

The information incorporated by reference is considered to be a part of this prospectus, and the information we file later with the Securities and Exchange Commission will automatically update and supersede the information filed earlier.

We will provide to each person, including any beneficial holder, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Requests for documents should be directed to CounterPath Corporation, Suite 300, One Bentall Centre, 505 Burrard Street, Vancouver, British Columbia V7X 1M3, Canada, Attention: Chief Financial Officer, telephone number (604) 320-3344. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in such filings.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such filings are available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

You may read and copy any materials we file with Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our filings can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

No finder, dealer, sales-person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

4,938,906 Shares

COUNTERPATH CORPORATION

Common Stock

_________________________________

End of Prospectus

_________________________________

__________________, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by the selling stockholders, except for any broker discounts or commissions or equivalent expenses and expenses of their respective legal counsel applicable to the sale of their shares of common stock. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fees.

Securities and Exchange Commission registration fees	$ 1,004

Accounting fees and expenses	15,000

Legal fees and expenses	30,000

Printing and engraving expenses	2,000

Transfer agent and registrar fees	2,000

Fees and expenses for qualification under state securities laws	6,000

Miscellaneous	5,000

Total	$ 61,004

Item 15. Indemnification of Directors and Officers

Nevada corporation law provides that:

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

- to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

- if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

- by court order.

Our bylaws provide that we shall, to the maximum extent permitted by applicable law, have the power to indemnify each of our agents against expenses and shall have the power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law. For this purpose, an “agent” includes any person who is or was a director, officer, employee or other agent of our company; or is or was serving at the request of our company as a director, officer, employee or agent of our company or another foreign or domestic corporation, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of our company or of another enterprise at the request of such predecessor corporation; “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and “expenses” include, without limitation, all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of our company. Our bylaws also provide that we may, upon the resolution of the directors, purchase and maintain insurance on behalf of any agent of our company against any liability asserted against or incurred by the agent in such capacity or arising out of the agent’s status as such, whether or not we would have the power to indemnify the agent against such liability under our bylaws.

Item 16. Exhibits

(5)	Opinion Re: Legality

5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered.

(23)	Consents of Experts and Counsel

23.1*	Consent of BDO Canada LLP.

23.2*	Consent of Clark Wilson LLP (included in Exhibit 5.1)

(24)	Power of Attorney

24.1*	Power of Attorney (included in signature page)

* Filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4. that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

1. any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

2. any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

3. the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

4. any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia on February 28, 2013.

COUNTERPATH CORPORATION

By:	/s/ Donovan Jones
Donovan Jones
President, Chief Executive Officer & Director
Date: February 28, 2013

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donovan Jones and David Karp, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 for the offering which this registration statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donovan Jones
Donovan Jones	President, Chief Executive
	Officer and Director	February 28, 2013
(Principal Executive Officer)

/s/ David Karp
David Karp	Chief Financial Officer, Treasurer and	February 28, 2013
Secretary (Principal Financial
Officer and Principal Accounting Officer)
/s/ Owen Matthews
Owen Matthews	Vice Chairman and Director	February 28, 2013

/s/ Peter Charbonneau
Peter Charbonneau	Director	February 28, 2013

/s/ Chris Cooper
Chris Cooper	Director	February 28, 2013

/s/ William Jin
William Jin	Director	February 28, 2013

/s/ Larry Timlick
Larry Timlick	Director	February 28, 2013

EXHIBIT INDEX

(5)	Opinion Re: Legality

5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered.

(23)	Consents of Experts and Counsel

23.1*	Consent of BDO Canada LLP.

23.2*	Consent of Clark Wilson LLP (included in Exhibit 5.1)

(24)	Power of Attorney

24.1*	Power of Attorney (included in signature page)

* Filed herewith.